Exhibit 99.3

News Corporation

For Immediate Release

Contact: Andrew Butcher +44 20 7782 6019

Teri Everett 212-852-7647

News Corporation Names Les Hinton Chief Executive Officer of Dow Jones & Company

Appointment Effective at Completion of News Corporation's Acquisition of Dow Jones

______________________

New York, NY, December 7, 2007 -- Les Hinton, Executive Chairman of News International, News Corporation's UK newspaper group, will become Chief Executive Officer of Dow Jones & Company, Inc., News Corporation Chairman and CEO Rupert Murdoch announced today. Mr. Hinton will assume the position when News Corp.'s acquisition of Dow Jones is completed next week, Mr. Murdoch said.

He will replace Richard F. Zannino, who announced yesterday that he is leaving the Company.

Mr. Murdoch said: "Les is one of the most respected executives in the media industry. He's been a lifetime colleague and I've relied on his leadership and vision for decades. He has a great record of introducing innovations that have been replicated by other newspaper companies around the world. I have every confidence that his energy, dedication and foresight will enable Dow Jones and The Wall Street Journal to reach their full potential as the leading financial information source globally."

Mr. Hinton said: "Dow Jones and The Wall Street Journal have a great history and a great future. It is thrilling to have the opportunity to play a part in shaping them to adapt and thrive in the years ahead."

Mr. Hinton has spent his entire career at News Corporation joining the company as a reporter for the Adelaide News. He has since served the company as a journalist and executive in Australia, the U.S. and the United Kingdom. Prior to his current appointment, Mr. Hinton held his position at News International since 1995, where he oversaw Britain's largest publisher of national newspapers including The Times, The Sunday Times, The Sun, The News of the World, The Times Literary Supplement and thelondonpaper, the metropolitan London free newspaper.

Prior to News International, he worked in the United States for 20 years, first as a correspondent for the company's newspapers in Britain and Australia and later in a series of senior management positions in News Corp.'s publishing and television divisions. He was President and Chief Executive Officer of News America Publishing, responsible for U.S. publishing operations, and Chairman and CEO of Fox Television Stations.  He became a U.S. citizen in 1986.

Mr. Hinton serves as chairman of the Editors' Code of Practice Committee, which sets the code implemented by the UK Press Complaints Commission, the newspaper and magazine industry's self-regulatory body. He is also non-executive director of Johnston Press plc, a major British publisher of regional newspapers; non-executive director of the Press Association news agency; Chairman of the Commonwealth Press Union Council; and a member of the Board of Trustees of the American School in London.

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of September 30, 2007 of approximately US$64 billion and total annual revenues of approximately US$30 billion. News Corporation is a diversified entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

Editors note: A complete biography of Mr. Hinton is attached and a picture is available upon request from mwhiteman@newscorp.com